Exhibit 3

Peru Copper Inc.

(an exploration stage company)

Interim Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

Peru Copper Inc.

(an exploration stage company)

Interim Consolidated Balance Sheets

Unaudited

(expressed in U.S. dollars)

	June 30, 2005	December 31, 2004
	$	$
Assets
Current assets
Cash and cash equivalents	31,024,926	40,707,328
Restricted cash (note 4)	2,000,000	2,000,000
Prepaid expenses and advances	367,748	105,066

	33,392,674	42,812,394

Loans receivable (note 5)	1,080,000	—

Property, plant and equipment - net of depreciation of $42,804 (December 31, 2004 - $24,333)	305,883	161,334

Exploration properties (note 4)	22,020,360	12,756,598

	56,798,917	55,730,326

Liabilities

Current liabilities
Accounts payable and accrued liabilities	2,506,686	1,078,661
Due to related parties (note 6)	84,655	304,099

	2,591,341	1,382,760

Shareholders’ Equity

Share capital (note 7)
Authorized
Unlimited with no par value
Issued and outstanding
94,227,320 (December 31, 2004 - 94,027,320) common shares	53,231,850	52,834,440
Contributed surplus	2,764,903	1,834,155
Deficit	(1,789,177)	(321,029)

	54,207,576	54,347,566

	56,798,917	55,730,326

Subsequent Events (note 5)

Commitments (note 9)

Approved by the Board of Directors

(signed) David Lowell	Director	(signed) Charles Preble	Director

The accompanying notes form an integral part of these consolidated financial statements.

Peru Copper Inc.

(an exploration stage company)

Interim Consolidated Statements of Shareholders’ Equity

Unaudited

(expressed in U.S. dollars)

	Common stock shares	Warrants and agent options	Common stock amount	Contributed surplus	Deficit accumulated during the exploration stage	Total equity
			$	$	$	$
Shares issued for cash	1	—	1,187,562	—	—	1,187,562
Loss for the period	—	—	—	—	(43,741)	(43,741)

Balance - December 31, 2003	1	—	1,187,562	—	(43,741)	1,143,821

Cash call shareholder contribution	—	—	—	200,000	—	200,000
Acquisition of Peru Copper Inc.	50,299,999	—	(124,747)	65,810	—	(58,937)
Shares issued for cash	9,428,570	4,714,284	12,000,000	—	—	12,000,000
Shares issued on the Initial Public Offering (IPO) and over allotment	29,825,000	14,912,500	39,013,202	—	—	39,013,202
Over allotment of IPO	4,473,750	2,236,875	5,873,830	—	—	5,873,830
Share issuance costs	—	2,104,223	(5,115,407)	—	—	(5,115,407)
Stock-based compensation	—	—	—	1,568,345	—	1,568,345
Loss for the period	—	—	—	—	(277,288)	(277,288)

Balance - December 31, 2004	94,027,320	23,967,882	52,834,440	1,834,155	(321,029)	54,347,566

Shares issued for cash – options exercised	200,000	(200,000)	280,000	—	—	280,000
Fair value of options exercised			117,410	(117,410)	—	—

Stock-based compensation	—	—	—	1,048,158	—	1,048,158
Loss for the period	—	—	—	—	(1,468,148)	(1,468,148)

Balance - June 30, 2005	94,227,320	23,767,882	53,231,850	2,764,903	(1,789,177)	54,207,576

The accompanying notes form an integral part of these consolidated financial statements.

Peru Copper Inc.

(an exploration stage company)

Interim Consolidated Statements of Operations and Deficit

Unaudited

(expressed in U.S. dollars)

	For the Three Months Ended June 30, 2005	For the Three Months Ended June 30, 2004	For the Six Months Ended June 30, 2005	For the Six Months Ended June 30, 2004
	$	$	$	$
Interest income	167,073	11,121	412,446	11,121

Expenses
Stock-based compensation	453,858	60,830	812,016	60,830
Accounting and legal	325,730	17,236	488,949	22,881
Salaries and director fees	103,055	54,652	232,693	54,652
Foreign exchange	72,986	1,057	113,845	1,911
U.S. registration (recovery)	(127,060)	—	71,981	—
Office	33,843	662	60,732	1,342
Canadian listing and filing fees	26,017	19,503	43,352	19,503
Travel	15,946	9,610	32,326	13,921
Shareholder information	15,368	—	22,711	—
Bank charges	756	334	1,089	600
Depreciation	450	450	900	450
Donations	—	37,001	—	37,001

	920,949	201,335	1,880,594	213,091

Loss for the period	(753,876)	(190,214)	(1,468,148)	(201,970)
Deficit - Beginning of period	(1,035,301)	(55,497)	(321,029)	(43,741)

Deficit - End of period	(1,789,177)	(245,711)	(1,789,177)	(245,711)

Loss per share - basic and diluted	(0.01)	(0.00)	(0.02)	(0.00)

Weighted average number of shares outstanding	94,159,188	59,728,570	94,093,254	55,687,754

The accompanying notes form an integral part of these consolidated financial statements.

Peru Copper Inc.

(an exploration stage company)

Interim Consolidated Statements of Cash Flows

Unaudited

(expressed in U.S. dollars)

	For the Three Months Ended June 30, 2005	For the Three Months Ended June 30, 2004	For the Six Months Ended June 30, 2005	For the Six Months Ended June 30, 2004
	$	$	$	$
Cash flows from operating activities
Loss for the period	(753,876)	(190,214)	(1,468,148)	(201,970)
Items not affecting cash
Depreciation	450	450	900	450
Stock-based compensation	453,858	60,830	812,016	60,830
Change in non-cash working capital items
Prepaid expenses and advances	(327,105)	8,467	(262,682)	25,938
Trade accounts payable	1,620,843	39,976	1,428,025	(38,204)

	994,170	(80,491)	510,111	(152,956)

Cash flows from financing activities
Share capital issued for cash	280,000	10,962,556	280,000	11,162,556
Due to Peru Copper Inc. (note 1)	—	(543,951)	—	—
Due to related parties	(58,321)	(281,880)	(219,444)	(222,114)

	221,679	10,136,725	60,556	10,940,442

Cash flows from investing activities
Loans receivable	(1,080,000)	—	(1,080,000)	—
Purchase of property, plant and equipment	(104,293)	(83,532)	(163,020)	(133,082)
Exploration properties	(5,922,243)	(1,396,168)	(9,010,049)	(1,814,110)

	(7,106,536)	(1,479,700)	(10,253,069)	(1,947,192)

(Decrease) increase in cash and cash equivalents	(5,890,687)	8,576,534	(9,682,402)	8,840,294
Cash and cash equivalents - Beginning of period	36,915,613	479,842	40,707,328	216,082

Cash and cash equivalents - End of period	31,024,926	9,056,376	31,024,926	9,056,376

Non-cash investing and financing activities
Shares issued for acquisition of Peru Copper Syndicate Ltd.	—	—	—	(124,747)

Exploration properties - Stock-based compensation	127,785	—	236,143	—

Exploration properties - Depreciation	8,388	7,355	17,570	7,355

The accompanying notes form an integral part of these consolidated financial statements.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

1	Operations

Peru Copper Inc. (the “Company” or “PCI”) was incorporated on February 24, 2004 in Canada under the Canada Business Corporations Act.

The Company is engaged in the acquisition and exploration of potentially mineable deposits of copper in Peru. The Company through its subsidiary, Minera Peru Copper S.A. has an option to acquire certain mining concessions within the Morococha mining district in Peru. The Company’s primary goal is to exercise the option and explore the Toromocho project.

As at June 30, 2005, the Company has no properties under development.

Reverse takeover accounting

On April 30, 2004, the Company acquired all of the issued and outstanding shares of Peru Copper Syndicate Ltd. (“PCS”) by issuing 46,999,999 common shares and 3,000,000 notes to the shareholders of PCS. In October 2004, each note was converted into 1.1 common shares of the Company.

Since the shareholders of PCS acquired in excess of 50% of the outstanding common shares of PCI, the acquisition has been accounted for as a reverse takeover with the shareholders of PCS being identified as the acquirer for accounting purposes. Accordingly:

•	The transaction shares were recorded at the fair value of the net assets of PCI, which has been determined to be the net book value of PCI.

•	The consolidated financial statements of the combined entity are issued under the name of the legal parent, being PCI, but are a continuation of the historical financial statements of PCS.

•	PCS is deemed to be the acquirer for accounting purposes and, as such, its assets and liabilities will be included in the consolidated financial statements of the combined entity at their historical carrying values.

•	The accumulated deficit of PCI as at April 30, 2004 has been eliminated.

•	The capital structure of the Company is that of PCI, but the dollar amount of the issued share capital in the consolidated balance sheet immediately prior to the acquisition is that of PCS, plus the value of shares issued by PCI to acquire PCS, plus any share issued by the Company subsequent to the transaction.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

2	Significant accounting policies

These interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and follow the same accounting policies and methods of their application as the most recent annual financial statements, with the following exception:

Effective January 1, 2005, the Company adopted Accounting Guideline AcG-15, Consolidation of Variable Interest Entities, which requires consolidation of entities in which the Company has a controlling financial interest. The Company has determined that it has no variable interest entities.

These interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended 31 December 2004.

Basis of presentation

These interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Peru Copper Syndicate Ltd. and Minera Peru Copper S.A.

3	Financial instruments

The carrying values of cash and cash equivalents, prepaid expenses and advances, loans receivable, amounts due to related parties, and accounts payable and accrued liabilities approximate their fair values due to the short term to maturity of the instruments.

The loans receivable have been recently acquired and as such, its carrying value is equal to its fair value.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

4	Exploration properties – Toromocho Project

	June 30, 2005	December 31, 2004
	$	$
Balance - Beginning of period	12,756,598	1,206,428

Costs for the period:
Drilling	4,009,083	5,201,890
Salaries and consulting	1,118,023	1,245,847
Supplies and general	1,153,492	1,468,659
Royalty advance	1,000,000	—
Value added tax	908,558	1,160,117
Assay sampling and testing	499,930	722,996
Acquisition and lease	248,740	665,852
Stock-based compensation	236,143	—
Travel	72,223	63,467
Depreciation	17,570	21,342
Social fund contribution	—	1,000,000

Costs for the period	9,263,762	11,550,170

Balance - End of period	22,020,360	12,756,598

On June 10, 2003, the Company signed the Toromocho Option Agreement with Empresa Minera del Centro del Peru S.A. (“Centromin”). Under this agreement, the Company has an option to acquire the mining concessions referred to as the Toromocho Project. This option has a duration of one year, with four renewable annual periods.

On June 10, 2005, the option was renewed for an additional year, and can be renewed for two additional annual periods.

Under the terms of the contract, the Company was required to invest in the project not less than $3,000,000 (completed) in the first two contract years. The commitments under the option agreement are as follows:

•	$3,000,000 in each of the third, fourth and fifth year.(completed)

Through June 10, 2005 the Company completed $14.3 million of qualified expenditures under the option agreement, meeting its $12 million of expenditure obligations under the option contract.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

Each year during the option exercise period, the Company must provide a letter of credit to Centromin in an amount equal to the minimum required expenditures for the following year reduced by certain amounts previously paid. The Company has provided a letter of credit in the amount of $2,000,000 in favour of Centromin in connection with the extension of the term of the option exercise period for a third year from June 11, 2005 to September 27, 2006. This letter of credit will be reduced to $1,000,000 as the Company has met its expenditure obligations under the Toromocho Option Agreement for the current option year.

Restricted cash of $2,000,000 has been provided as security for the letter of credit.

Under an addendum to the Toromocho Option Agreement, the Company contributed $1,000,000 to a fund to improve the economic and social situation in the area influenced by the Toromocho Project. A second payment of $1,000,000 which is an advance against royalties, is payable on September 15, 2005 as the Company extended the Option Agreement by one year in June 2005.

In 2004, the Company acquired partial interests in ten concessions located near the Toromocho concession. The Company has had a challenge to four of these concessions. The Company believes that its claims were validly purchased in accordance with applicable Peruvian law and it will defend its position. The four concessions that are subject to the lawsuit are not, in the opinion of the Company, material to its development of the Toromocho Project. On May 20, 2005, a Peruvian court issued a decision upholding the Company’s challenge of the acquisition. The court decision is subject to appeal. The Company intends to proceed with the acquisition of the concessions.

5	Loans Receivable

On May 9, 2005, the Company entered into purchase agreements whereby it can acquire up to $9.6 million of loans receivable from various lender institutions in Peru for payments totalling $3.1 million. As of June 30, 2005, the Company has paid or accrued $1.1 million relating to the acquisition of these loans. The majority of the remaining payments of $2.0 million are contingent upon certain judicial and bankruptcy proceedings in Peru. The borrower of the purchased loans owns mining concessions and surface rights adjacent to the Toromocho Project.

Subsequent to the acquisition of the loans, the Company filed an application to place the borrower into bankruptcy proceedings. On August 4, 2005, the bankruptcy agency ruled against the Company’s application. The Company will appeal the ruling and believes the ruling will be overturned. Additionally, the borrower has filed an injunction against the Company from acquiring additional loans, in which it suggests damages of $15.0 million. The Company believes that these claims made by the borrower are without merit and has filed an appeal to the injunction.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

$1.0 million of the loans receivable acquired are secured by certain mining concessions in Peru. In February 2005 a court approved the foreclosure of the mortgage. However the borrower has appealed the decision. The Company intends to pursue enforcement of the foreclosure.

Subsequent to June 30, 2005, the Company paid $250,000 and placed $250,000 in trust for the acquisition of the loans mentioned above. Of these amounts, $250,000 had been accrued as at June 30, 2005.

Included in the loans receivable is $30,000 in legal fees paid to acquire the loans.

6	Related party transactions

a)	One of the shareholders of the Company provided the collateral for the letter of credit issued to comply with the guarantee required under the option contract (note 4). As consideration for providing the collateral, the Company paid to the shareholder a fee of 12% per annum on the amount guaranteed. The guarantee by the shareholder was removed in October 2004. The total amount paid and accrued in the six months ended June 30, 2005 was Nil (June 30, 2004 - $120,000)

b)	During the six months ended June 30, 2005, the Company received consulting services from certain principal directors or companies controlled by a director in the amount of $106,659 (June 30, 2004 - $15,000). Of this amount $Nil is included in due to related parties as at June 30, 2005.

c)	The amounts payable to related parties are due to directors of the Company. The amounts are non-interest bearing, due on demand and unsecured.

7	Share capital

The share capital of the Company is composed of an unlimited number of common and preferred shares. As at June 30, 2005, no preferred shares are issued and outstanding.

On April 30, 2004, the shareholders of PCS exchanged all of their common shares of PCS for 46,999,999 common shares and 3,000,000 notes of the Company. Upon completion of the share exchange, PCS became a wholly owned subsidiary of the Company. The notes were then sold by certain shareholders pursuant to a secondary common share offering of the Company. Each note was converted without payment of additional consideration into 1.1 common shares of the Company on October 6, 2004.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

On March 18, 2004, the Company issued and sold an aggregate of 8,571,429 units in a private placement for proceeds of $12,000,000. Each unit consisted of one note and one-half of one special warrant. In October 2004, each note was converted, without payment of additional consideration, into 1.1 common shares of the Company and each whole special warrant was exercised, without payment of additional consideration, into 1.1 warrants of the Company. Each whole warrant will entitle the holder thereof to acquire one common share at $2.00 per share on or before March 18, 2006.

On October 6, 2004, the Company completed its Initial Public Offering (“IPO”) of 29,825,000 units at Canadian (“C”)$1.65 per unit for aggregate gross proceeds of C$49,211,250 ($39,013,202). Each unit consisted of one common share and one-half of one warrant, with each whole warrant entitling the holder thereof to purchase one common share at a price of $2.00 per share on or before March 18, 2006. On October 20, 2004, the Company sold an additional 4,473,750 units at C$1.65 per unit for aggregate proceeds of C$7,381,687 ($5,873,830) to cover the underwriters’ over-allotment option.

During the current period, 200,000 Agent options were exercised for $280,000.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

Share purchase options

The Company has established a share purchase option plan whereby the board of directors may, from time to time, grant options to directors, officers, employees or consultants. Options granted must be exercised no later than ten years from the date of grant or such lesser period as determined by the Company’s board of directors. The exercise price of an option must be determined in accordance with the share purchase option plan. The board of directors must determine the vesting period in accordance with the share purchase option plan. Details of the plan are as follows:

	Number of options	Weighted average exercise price (in C$)	Expiry
Options outstanding at December 31, 2003	—	—	—

Year ended December 31, 2004
Granted	6,022,100	1.70	2009
Cancelled	(100,000)	1.65	2009

Options outstanding at December 31, 2004	5,922,100	1.70

Six months ended June 30, 2005
Granted	1,950,400	1.53	2010
Cancelled	(355,200)	1.69	2009

Options outstanding at June 30, 2005	7,517,300	1.65	2009

Exercisable at June 30, 2005	1,408,680	1.65	2009

The following table summarizes information about stock options outstanding to directors, officers, employees and consultants at June 30, 2005:

Expiry date	Exercise price $		Number outstanding	Number exercisable
February 24, 2009	US$	1.40	1,020,000	408,000
June 29, 2009	US$	1.40	405,000	162,000
October 6, 2009	C$	1.65	3,593,400	718,680
November 24, 2009	C$	1.56	600,000	120,000
February 8, 2010	C$	1.26	300,000	—
May 5, 2010	C$	1.58	1,598,900	—

			7,517,300	1,408,680

On February 24, 2004, the Company issued 1,020,000 share purchase options to directors and officers of the Company with an exercise price of $1.40 and expiring on February 24, 2009. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on August 24, 2004 and the last one on August 24, 2006. The Company estimated the fair value of these options to be $903,031.

On June 29, 2004, the Company issued 480,000 share purchase options to directors, officers and employees of the Company with an exercise price of $1.40 and expiring on June 29, 2009. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on December 29, 2004 and the last one on December 29, 2006. The Company estimated the fair value of these options to be $428,725. Of these options, 75,000 have been cancelled.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

On June 29, 2004, the Company issued 3,822,100 share purchase options to directors, officers, employees and consultants of the Company with an exercise price equal to the IPO price of C$1.65. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on April 6, 2005. All of these options will expire on October 6, 2009. The Company estimated the fair value of these options to be $3,195,091. Of these options, 325,000 have been cancelled.

On September 20, 2004, the Company issued 100,000 share purchase options to a consultant of the Company with an exercise price equal to the IPO price of C$1.65. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on April 6, 2005. All of these options will expire on October 6, 2009. The Company estimated the fair value of these options to be $83,595.

On November 24, 2004, the Company issued 600,000 share purchase options to two directors of the Company with an exercise price of C$1.56. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on May 24, 2005. All of these options will expire on November 24, 2009. The Company estimated the fair value of these options to be $499,816.

On February 8, 2005, the Company issued 300,000 share purchase options to a director of the Company with an exercise price equal of C$1.26. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on August 8, 2005. All of these options will expire on February 8, 2010. The Company estimated the fair value of these options to be $190,615.

On March 30, 2005, the Company issued 50,000 share purchase options to an employee of the Company with an exercise price of C$1.55. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on September 30, 2005. All of these options will expire on March 30, 2010. The Company estimated the fair value of these options to be $40,598. These options have been cancelled

On May 5, 2005, the Company issued 1,600,400 share purchase options to an employee, consultants and directors of the Company with an exercise price of C$1.58. These share purchase options vest in tranches of 20% every six months with the first tranch vesting on November 5, 2005. All of these options will expire on May 5, 2010. The Company estimated the fair value of these options to be $1,286,277.

The fair values of the options granted during the six months ended June 30, 2005 were estimated using the Black-Scholes options pricing method with the following assumptions:

Risk-free interest rate	3.53% - 3.74%
Expected dividend yield	—
Expected stock price volatility	75%
Expected option life in years	5

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

A stock-based compensation expense will be recorded over the vesting period of the share purchase options granted. During the six months ended June 30, 2005, a compensation expense of $1,048,158 was recorded. Of this amount $812,016 was expensed in the period and $236,143 was capitalized to exploration properties.

Share purchase warrants and agent options

As at June 30, 2005, the following share purchase warrants and agent options were outstanding:

	Number	Price per share		Expiry date
		$
Warrants	21,863,659		2.00	March 18, 2006
Agent options	189,286		1.40	March 18, 2007
Broker warrants	1,714,937	C$	1.65	October 6, 2005

	23,767,882

On March 18, 2004, the Company issued 389,286 share purchase warrants to the Company’s Agent on its unit private placement. On October 6, 2004 each warrant was automatically exercised, without payment of additional consideration, into 389,286 share purchase options upon completion of the IPO. Each option entitles the holder to acquire one common share of the Company at $1.40 on or before March 18, 2007. These share purchase options vested immediately upon completion of the IPO. The Company estimated the fair value of these options to be $228,532. In addition the Company issued 1,714,937 broker warrants to the Company’s underwriters on its IPO. Each warrant entitles the holder to acquire one common share of the Company at C$1.65 on or before October 6, 2005. The Company estimated the fair value of these warrants to be $689,037.

8	Income taxes

As of December 31, 2004, the Company has incurred non-capital losses for Canadian tax purposes of approximately $370,000, which may be carried forward and used to reduce taxable income. These losses expire as follows:

$
2014	370,000

The potential future tax benefits of these losses amounting to approximately $133,200 have been reduced to nil by a valuation allowance.

There are no significant unrecognized income tax assets or temporary differences in the Company’s subsidiaries.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

9	Commitments

The employment agreement for the Company’s CEO provides for a base salary of $144,000 per annum, to be reviewed annually, plus bonus and benefits as determined, from time to time, by the board of directors and the compensation committee, respectively, as applicable. The CEO is entitled to a severance of 36 months’ base salary to be paid on termination of employment without cause.

The employment agreement for the Company’s CFO provides for a base salary of $141,000 per annum, to be reviewed annually, plus bonus and benefits as determined, from time to time, by the board of directors and the compensation committee, respectively, as applicable. The CFO is entitled to a severance of 36 months’ base salary to be paid on termination of employment without cause.

Mineral property commitments as described in note 4 and note 5.

10	Segmented information

The Company has one operating segment, which is mineral exploration. Assets by geographic segment are as follows:

	June 30, 2005	December 31, 2004
	$	$
Canada	30,302,950	42,324,336
Peru	26,495,967	13,405,990

	56,798,917	55,730,326

All of the Company’s interest income is earned in Canada and all of its administrative expenses are incurred on behalf of its operations in Canada.

11	United States generally accepted accounting principles (U.S. GAAP)

The effect of the measurement differences between Canadian GAAP and U.S. GAAP are summarized below.

Under United States GAAP, the Company expenses, as incurred, costs relating to unproven mineral properties. When proven and probable reserves are determined for a property and a feasibility study has been prepared, then subsequent exploration and development costs of the property would be capitalized. The capitalized cost is then assessed periodically for recoverability of carrying values under Statement of Financial Accounting Standard (SFAS) 144.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

The significant changes in the consolidated financial statements relative to U.S. GAAP are as follows:

	June 30, 2005	December 31, 2004
	$	$
Consolidated Balance Sheets
Total assets following Canadian GAAP	56,798,917	55,730,326
Net effect of write-down of deferred expenditures	(22,020,360)	(12,756,598)

Total assets under U.S. GAAP	34,778,557	42,973,728

	For the Three Months Ended June 30, 2005	For the Three Months Ended June 30, 2004	For the Six Months Ended June 30, 2005	For the Six Months Ended June 30, 2004	Period from April 24, 2003 to June 30, 2005
	$	$	$	$	$
Statements of Operations and Deficit
Net loss following Canadian GAAP	(753,876)	(190,214)	(1,468,148)	(201,970)	(1,789,177)
Net effect of write-down of deferred expenditures	(6,058,416)	(1,405,164)	(9,263,762)	(1,823,106)	(22,020,360)

Net loss under U.S. GAAP	(6,812,292)	(1,595,378)	(10,731,910)	(2,025,076)	(23,809,537)
Other comprehensive income (loss)	—	—	—	—	—

Comprehensive loss under U.S. GAAP	(6,812,292)	(1,595,378)	(10,731,910)	(2,025,076)	(23,809,537)

Loss per share under U.S. GAAP	(0.07)	(0.03)	(0.11)	(0.04)

Weighted average number of shares outstanding, following U.S. GAAP	94,159,188	59,929,668	94,093,254	55,488,304

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

	For the Three Months Ended June 30, 2005	For the Three Months Ended June 30, 2004	For the Six Months Ended June 30, 2005	For the Six Months Ended June 30, 2004	Period from April 24, 2003 to June 30, 2005
	$	$	$	$	$
Statements of Cash Flows
Cash flows from (used in) operating activities, Canadian GAAP	994,170	(80,491)	510,111	(152,956)	1,775,880

Deferred expenditures	(5,922,243)	(1,396,168)	(9,010,049)	(1,814,110)	(21,733,664)

Cash flows used in operating activities, U.S. GAAP	(4,928,073)	(1,476,659)	(8,499,938)	(1,967,066)	(19,957,784)

Cash flows used in investing activities, Canadian GAAP	(7,106,536)	(1,479,700)	(10,253,069)	(1,947,192)	(25,162,351)

Deferred expenditures	5,922,243	1,396,168	9,010,049	1,814,110	21,733,664

Cash flows used in investing activities, U.S. GAAP	(1,184,293)	(83,532)	(1,243,020)	(133,082)	(3,428,687)

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

	Common stock shares	Warrants and agent options	Common stock amount	Warrants	Contributed surplus	Deficit accumulated during the development stage
			$	$	$	$
Statements of Shareholder Equity, U.S. GAAP
Shares issued for cash	37,500,000	—	1,177,562	—	—	—
Shares issued for services	12,500,000	—	10,000	—	—	—
Loss for the period	—	—	—	—	—	(1,250,169)

Balance - December 31, 2003	50,000,000	—	1,187,562	—	—	(1,250,169)

Cash call shareholder contribution	—	—	—	—	200,000	—
Acquisition of Peru Copper Inc.	300,000	—	(124,747)	—	65,810	—
Shares issued for cash	9,428,570	4,714,284	11,764,286	235,714	—	—
Shares issued on the Initial Public Offering (IPO) and over allotment	29,825,000	14,912,500	38,267,577	745,625	—	—
Over allotment of IPO	4,473,750	2,236,875	5,761,986	111,844	—	—
Share issuance costs	—	2,104,223	(5,115,407)	689,037	—	—
Stock-based compensation	—	—	—	—	879,308	—
Loss for the period	—	—	—	—	—	(11,827,458)

Balance - December 31, 2004	94,027,320	23,967,882	51,741,257	1,782,220	1,145,118	(13,077,627)
Shares issued for cash – options exercised	200,000	—	280,000	—	—	—
Fair value of options exercised	—	—	117,410	(117,410)	—	—
Stock-based compensation	—	—	—	—	1,048,158	—
Loss for the period	—	—	—	—	—	(10,731,910)

Balance – June 30, 2005	94,227,320	23,967,882	52,138,667	1,664,810	2,193,276	(23,809,537)

Shareholders’ Equity

Under Canadian GAAP the Company used the residual method to estimate the fair value of the shares and warrants attached to the units issued, which resulted in a value of nil allocated to the warrants. Under U.S. GAAP the warrants attached to the units issued have been given a fair value of $0.05 per warrant. The 21,863,660 warrants have a fair value of $1,093,183 and the common stock is recorded at $55,793,849.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

Recent U.S. accounting pronouncements

In December 2004, the FASB issued SFAS 153 - Exchanges of Non-Monetary Assets - An amendment of APB 29. This statement amends APB 29, which is based on the principle that exchanges of non-monetary assets should be measured at the fair value of the assets exchanged with certain exceptions. SFAS 153 eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning on or after June 15, 2005. SFAS 153 will have no material impact on its financial statements.

The Emerging Issues Task Force (“EITF”) formed a committee (“Committee”) to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, “Business Combinations” (“SFAS No. 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No.142”) to business combinations within the mining industry, accounting for goodwill and other intangibles and the capitalization of costs after the commencement of production, including deferred stripping. The issues discussed also included whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets.

The EITF reached a consensus, subject to ratification by the FASB, that mineral interests conveyed by leases should be considered tangible assets. The EITF also reached a consensus, subject to ratification by the FASB, on other mining related issues involving impairment and business combinations.

The FASB ratified the consensus of the EITF on other mining related issues involving impairment and business combinations. The FASB also ratified the consensus of the EITF that mineral interests conveyed by leases should be considered tangible assets subject to the finalization of a FASB Staff Position (“FSP”) in this regard. These issues did not have an impact on our financial statements since it did not change our accounting.

Peru Copper Inc.

(an exploration stage company)

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

(expressed in U.S. dollars)

The FASB also issued a FSP amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. This did not have an impact on our financial statements.

In March 2005, FIN 47 was introduced which relates to the accounting for a legal obligation to perform an asset retirement activity, when the timing or method of settlement are conditional on a future event, which may not be within the control of the entity. FIN 47 requires recognition of a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 31, 2005. This will not have an impact on our financial statements.

FAS 154 was also introduced which relates to the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principles. The reporting of corrections of an error by restating previously issued financial statements is also addressed by this statement. FAS 154 applies to pronouncements in the event they do not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. FAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless the period specific effects or cumulative effects of an accounting change are impracticable to determine, in which case the new accounting principle is required to be applied to the assets and liabilities as of the earliest period practicable, with a corresponding adjustment made to opening retained earnings. Prior to FAS 154, most accounting changes were recorded effective at the beginning of the year of change, with the cumulative effect at the beginning of the year of change recorded as a charge or credit to earnings in the period a change was adopted. FAS 154 will be effective for accounting changes and corrections of errors beginning in 2006. FAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in the transition phase as of the effective date of FAS 154.